EXHIBIT 99.1

Natural Alternatives International, Inc. Reports 12% Revenue

Increase and Net Income of $0.18 per Diluted Share for Fiscal 2003

SAN MARCOS, CALIF, September 9, 2003 /PRNewswire/ —Natural Alternatives International , Inc. (“NAI”) (Nasdaq: NAII), a leading formulator and manufacturer of customized nutritional supplements, reported net income of $1.1 million or $0.18 per diluted share on revenue of $56.0 million for its fiscal year ended June 30, 2003.

Fiscal 2003 revenue increased 12% to $56.0 million from $50.0 million in the prior fiscal year. The revenue growth resulted from a 22% increase in Direct-to-Consumer (“DTC”) sales and a 10% increase in contract manufacturing sales. Income from operations increased $884,000 to $1.2 million from $285,000 in the prior fiscal year. Excluding the effects of litigation settlement proceeds and the income tax refund of $701,000 in the prior fiscal year, net income increased $1.1 million to $880,000 or $0.15 per diluted share from a net loss of ($232,000) or ($0.04) per share in the prior fiscal year. Net income as reported was $1.1 million or $0.18 per diluted share compared to $3.9 million or $0.67 per diluted share in the prior fiscal year. Fiscal 2003 and 2002 results included receipt of litigation settlement proceeds of $225,000 and $3.4 million, respectively.

Fourth quarter revenue increased 10% to $16.1 million from $14.7 million for the comparable quarter last year. The revenue growth resulted from an 11% increase in contract manufacturing sales and a 3% increase in DTC sales. Income from operations decreased $229,000 to $300,000 from $529,000 for the same period of the prior fiscal year. Excluding the effect of the prior year litigation settlement proceeds of $2.4 million and the income tax refund, fourth quarter net income decreased $356,000 to $247,000 or $0.04 per diluted share compared to $603,000 or $0.10 per diluted share for the same period of the prior fiscal year. Overall, fourth quarter net income as reported decreased $3.5 million to $247,000 or $0.04 per diluted share from $3.7 million or $0.64 per diluted share for the same period of the prior fiscal year.

As of June 30, 2003, NAI had cash and working capital of approximately $5.5 million and $12.3 million, respectively, compared to $640,000 and $8.7 million, respectively, at June 30, 2002.

Chairman and CEO Mark LeDoux commented, “We are encouraged as we conclude fiscal 2003 by recording our fifth consecutive quarter of sustained income from operations. Our efforts to develop relationships with new contract manufacturing customers while strengthening our position with existing contract manufacturing customers are beginning to produce results. We anticipate moderate net sales growth for the first quarter of fiscal 2004 from securing new customers, increasing our production for existing customers and growing our DTC business.”

President Randell Weaver noted that, “During the fiscal fourth quarter we increased investment in marketing our DTC brands, strengthening our resources to insure regulatory compliance and conducting clinical studies to validate product efficacy. We are committing to continue these investments to provide long-term revenue growth while managing our costs to maintain profitability in the near term. Additionally, our operating results and capitalization allow us to begin evaluating expansion opportunities that could increase our product lines, enhance our manufacturing capabilities or reduce our risks associated with reliance on a limited number of customers.”

NAI, headquartered in San Marcos, California, is a leading formulator and manufacturer of nutritional supplements that provides strategic partnering services to its customers. The Company’s comprehensive partnership approach offers a wide range of innovative nutritional products and services to the client including: scientific research, clinical studies, proprietary ingredients, customer-specific nutritional product formulation, product testing and evaluation, marketing management and support, packaging and delivery system design, regulatory review and international product registration assistance. For more information about NAI, please see our website at http://www.nai-online.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that are not historical facts and information. These statements represent the Company’s intentions, expectations and beliefs concerning future events, including, among other things, expectations and beliefs with respect to future financial and operating results and the ability to sustain profitability, maintain adequate financing, improve liquidity, maintain revenue growth, and implement its strategic plan. The Company wishes to caution readers that these statements involve risks and uncertainties that could cause actual results and outcomes for future periods to differ materially from any forward-looking statement or views expressed herein. The Company’s financial performance and the forward-looking statements contained herein are further qualified by other risks including those set forth from time to time in the documents filed by the Company with the Securities and Exchange Commission, including NAI’s most recent Quarterly Report on Form 10Q and Annual Report on Form 10-K.

SOURCE – Natural Alternatives International, Inc.

CONTACT – John R. Reaves, Chief Financial Officer, Natural Alternatives International, Inc.,

760-744-7340 or info@nai-online.com.

NATURAL ALTERNATIVES INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2003	June 30, 2002
ASSETS
Cash and cash equivalents	$5,482	$640
Restricted cash	—	1,500
Accounts receivable, net	5,668	3,536
Inventories, net	7,845	7,871
Income tax refund receivable	—	701
Other current assets	766	604

Total current assets	19,761	14,852
Property and equipment, net	10,820	12,439
Related parties notes receivable	29	118
Other assets	114	101

Total Assets	$30,724	$27,510

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$7,440	$6,127
Long-term debt, less current installments	2,386	1,576
Long-term pension liability	121	199

Total Liabilities	9,947	7,902

Stockholders’ Equity	20,777	19,608

Total Liabilities and Stockholders’ Equity	$30,724	$27,510

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three months ended June 30,		Year ended June 30,
	2003	2002	2003	2002
	(Unaudited)
NET SALES	$16,061	$14,652	$55,962	$50,037
Cost of goods sold	12,414	11,300	42,781	39,068

Gross profit	3,647	3,352	13,181	10,969
Selling, general & administrative expenses	3,347	2,823	12,012	10,684

INCOME FROM OPERATIONS	300	529	1,169	285
Other income (expense)	(27)	2,480	(17)	2,952

INCOME BEFORE INCOME TAXES	273	3,009	1,152	3,237
Provision for (benefit from) income taxes	26	(705)	47	(642)

NET INCOME	$247	$3,714	$1,105	$3,879

NET INCOME PER COMMON SHARE:
Basic	$0.04	$0.64	$0.19	$0.67

Diluted	$0.04	$0.64	$0.18	$0.67

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic shares	5,815,132	5,785,024	5,809,140	5,787,712

Diluted shares	6,071,709	5,821,026	6,021,155	5,798,453